EXHIBIT 4.2

                                                                 COMPOSITE COPY*


                               WESTWOOD ONE, INC.
                            1999 STOCK INCENTIVE PLAN

                         Dated effective March 11, 1999
               as amended on July 23, 1999 and September 22, 1999


















--------
*This composite copy of Westwood's 1999 Stock Incentive Plan (the "Plan") combines the Plan, dated effective March 11, 1999, the amendment dated July 23, 1999 and the amendment dated September 22, 1999. Any text that has been added to, or that has replaced text in, the Plan as a result of the September 22, 1999 amendment appears in italics and bold.


                            1999 STOCK INCENTIVE PLAN

                                      INDEX
                                      -----

                                                                                SECTION
                                                                                -------


ARTICLE I                General Purpose of Plan
    Purpose.........................................................................1.1
    Effective Date of Plan..........................................................1.2

ARTICLE II               Definitions
    Board...........................................................................2.1
    Code............................................................................2.2
    Committee.......................................................................2.3
    Common Stock....................................................................2.4
    Company.........................................................................2.5
    Date of Grant...................................................................2.6
    Director........................................................................2.7
    Disability......................................................................2.8
    Eligible Person.................................................................2.9
    Exercise Price.................................................................2.10
    Fair Market Value..............................................................2.11
    Grantee........................................................................2.12
    Incentive Period...............................................................2.13
    Incentive Stock Option.........................................................2.14
    Non-Employee Director..........................................................2.15
    Non-Qualified Stock Option.....................................................2.16
    Offeree........................................................................2.17
    Optionee.......................................................................2.18
    Parent.........................................................................2.19
    Participant....................................................................2.20
    Plan...........................................................................2.21
    Plan Administrator.............................................................2.22
    Performance Right..............................................................2.23
    Purchase Right.................................................................2.24
    Reload Stock Option............................................................2.25
    Related Stock Option...........................................................2.26
    Retirement.....................................................................2.27
    Rights.........................................................................2.28
    Special Terminating Event......................................................2.29
    Stock Appreciation Right or SAR................................................2.30
    Stock Option...................................................................2.31
    Subsidiary.....................................................................2.32
    Ten Percent Stockholder........................................................2.33
    Window Period..................................................................2.34
    Voluntary Termination..........................................................2.35


                                       i


                            1999 STOCK INCENTIVE PLAN

                                      INDEX
                                      -----
                                   (continued)

                                                                                SECTION
                                                                                -------


ARTICLE III              Administration
    Plan Administrator..............................................................3.1

ARTICLE IV               Stock Subject to Plan
    Common Stock Subject to the Plan................................................4.1
    Unexercised Rights..............................................................4.2
    Limitation on Number of Shares Underlying Stock Options and SARs
     Granted to Any One Participant.................... ............................4.3

ARTICLE V                Eligibility

ARTICLE VI               Stock Options
    General.........................................................................6.1
    Terms and Conditions of Stock Options...........................................6.2
    Reload Stock Options............................................................6.3

ARTICLE VII              Stock Appreciation Rights
    General.........................................................................7.1
    Stock Appreciation Rights Included in Stock Options.............................7.2
    Stock Appreciation Rights Not Included in Stock Options.........................7.3
    Termination and Exercise........................................................7.4

ARTICLE VIII             Purchase Rights
    General.........................................................................8.1
    Terms and Conditions of Purchase Rights.........................................8.2
    Termination of Employment.......................................................8.3

ARTICLE IX               Performance Rights
    Performance Rights..............................................................9.1

ARTICLE X                Mandatory Grants to Outside Directors
    Grants.........................................................................10.1
    Initial Date of Grant..........................................................10.2
    Amendment......................................................................10.3

ARTICLE XI               Adjustments and Effect of Certain Transactions
    Adjustments....................................................................11.1
    Effect of Certain Transactions.................................................11.2

ARTICLE XII              Amendment and Termination
    General........................................................................12.1

ARTICLE XIII             General Provisions
    General Restrictions...........................................................13.1
    Other Compensation Arrangements................................................13.2
    Tax Withholding................................................................13.3


                                       ii


                            1999 STOCK INCENTIVE PLAN

                                      INDEX
                                      -----
                                   (continued)

                                                                                SECTION
                                                                                -------

    Loans..........................................................................13.4
    Termination of Employment......................................................13.5
    Special Terminating Events.....................................................13.6
    Nontransferability of Rights...................................................13.7
    Regulatory Matters.............................................................13.8
    Six (6) Month Holding Period...................................................13.9
    Delivery......................................................................13.10
    Gender........................................................................13.11
    Headings......................................................................13.12
    Governing Law.................................................................13.13
    Written Agreement.............................................................13.14
    Rights as Stockholders........................................................13.15
    Stockholder Approval..........................................................13.16

ARTICLE XIV              Term of Plan


                               WESTWOOD ONE, INC.
                            1999 STOCK INCENTIVE PLAN
                            EFFECTIVE MARCH 11, 1999

                                   ARTICLE I
                             GENERAL PURPOSE OF PLAN

           Section 1.1 Purpose. The name of this plan is the Westwood One, Inc. 1999 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable Westwood One, Inc. (the "Company") as well as any Parent or any Subsidiary, to obtain and retain the services of the employees, consultants, officers and Directors who will contribute to the Company's long term success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company.

           Section 1.2 Effective Date of Plan. The Plan was adopted by the Board of Directors and became effective on March 11, 1999; provided that, within twelve (12) months of that date, the Plan is approved by the affirmative votes of the holders of at least a majority of the shares of voting stock of the Company cast in person or by proxy at a duly held meeting of the stockholders of the Company. (If the provisions of the corporate charter, by-laws or applicable state law prescribes a greater degree of stockholder approval for this action, the approval by the holders of that percentage will be obtained at a duly held meeting of stockholders.)

                                   ARTICLE II
                                   DEFINITIONS

           For purposes of the Plan, the following terms will be defined as set forth below:

           2.1 "Board" means the Board of Directors of the Company.

           2.2 "Code" means the Internal Revenue Code of 1986, as amended.

           2.3 "Committee" means a committee of at least two (2) Non-Employee Directors appointed by the Board to administer the Plan.

           2.4 "Common Stock" means the Company's Common Stock par value $0.01 per share, or in the event that the outstanding shares of Common Stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security.

           2.5 "Company" means Westwood One, Inc., a corporation organized under the laws of the State of Delaware.

           2.6 "Date of Grant" means the date on which the Plan Administrator adopts a resolution expressly granting a Right to a Participant.

           2.7 "Director" means a member of the Board.

           2.8 "Disability" means the inability of an individual to perform the services normally rendered by such individual due to any physical or mental impairment that can be expected either to persist for a continuous period for twelve (12) months or more or to result in death, as determined by the Plan Administrator on the basis of appropriate medical evidence; provided, however, that with respect to an Incentive Stock Option the term "Disability" will have the meaning set forth in Section 22(e)(3) of the Code.

           2.9 "Eligible Person" means an employee or officer or any consultant or Director of the Company, any Parent or any Subsidiary.

           2.10 "Exercise Price" means the price at which shares may be purchased.

           2.11 "Fair Market Value" means the fair market value of the Common Stock as determined by the Plan Administrator in its sole discretion; provided, however, that: i) if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other comparable quotation system and has been designated as a National Market System ("NMS") security, Fair Market Value on any date will be the last sale price reported for the Common Stock on such system on such date or on the last day preceding such date on which a sale was reported; ii) if the Common Stock is admitted to quotation on NASDAQ and has not been designated an NMS security, Fair Market Value on any date will be the average of the highest bid and lowest asked prices of the Common Stock on such system on such date; or iii) if the Common Stock is admitted to trading on a national securities exchange, Fair Market Value on any date will be the last sale price reported for the Common Stock on such exchange on such date or on the last date preceding such date on which a sale was reported.

           2.12 "Grantee" means a Participant who is granted Performance Rights or Stock Appreciation Rights pursuant to the Plan.

           2.13 "Incentive Period" means the period determined by the Plan Administrator for goals to be achieved and after which: i) payment may be made pursuant to a Performance Right; or ii) all (or a portion) of the principal amount of a promissory note made in connection with a Purchase Right may be forgiven under Section 8.3.

           2.14 "Incentive Stock Option" means a Stock Option intended to qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.


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


           2.15 "Non-Employee Director" shall mean a person who is a "Non-Employee Director" within the meaning of Rule 16b-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person who is an "outside director" or any successor definition adopted by the SEC and, to the extent and when required by such regulations, within the meaning of Section 162(m) of the Code and the final regulations of the U.S. Treasury Department promulgated thereunder.

           2.16 "Non-Qualified Stock Option" means a Stock Option intended to not qualify as an Incentive Stock Option.

           2.17 "Offeree" means a Participant who is granted a Purchase Right pursuant to the Plan.

           2.18 "Optionee" means a Participant who is granted a Stock Option pursuant to the Plan.

           2.19 "Parent" means any present or future corporation which would be a "parent corporation" as that term is defined in Section 424 of the Code.

           2.20 "Participant" means any Eligible Person selected by the Plan Administrator, pursuant to the Plan Administrator's authority in Article III, to receive grants of Rights.

           2.21 "Plan" means the Westwood One, Inc. 1999 Stock Incentive Plan.

           2.22 "Plan Administrator" means either: i) the Board of Directors of the Company, provided that each member of the Board consists of Non-Employee Directors; or ii) a Committee consisting of at least two (2) Non-Employee Directors, as set forth in Article III.

           2.23 "Performance Right" means a right awarded pursuant to Article IX, hereof.

           2.24 "Purchase Right" means a right to purchase Common Stock pursuant to Article VIII.

           2.25 "Reload Stock Option" means a Stock Option granted pursuant to
Section 6.3.

           2.26 "Related Stock Option" means a Stock Option related to a Stock Appreciation Right, as set forth in Section 7.


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

           2.27 "Retirement" means the first day of the calendar month following the individual's 65th birthday unless the normal retirement date is defined as a different date in: i) a retirement plan for salaried employees which the Company may hereafter put into effect; or ii) the individual's employment agreement.

           2.28 "Rights" means Stock Options, Purchase Rights, Performance Rights and Stock Appreciation Rights (SARs).

           2.29 "Special Terminating Event" with respect to a Participant will mean the death or disability of that Participant.

           2.30 "Stock Appreciation Right" or "SAR" means a stock appreciation right granted alone or in tandem with a Stock Option pursuant to Article VII.

           2.31 "Stock Option" means any option to purchase shares of Common Stock granted pursuant to Article VI or Article X.

           2.32 "Subsidiary" means any present or future corporation which would be a "subsidiary corporation" as that term is defined in Section 424 of the Code.

           2.33 "Ten Percent Stockholder" means an Eligible Person who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary.

           2.34 "Window Period" means the period beginning on the third business day following the date of release for publication of the quarterly and annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date.

           2.35 "Voluntary Termination" means termination of service by an employee on his or her own volition.

                                  ARTICLE III
                                 ADMINISTRATION

           Section 3.1 Plan Administrator.

           (a) The Plan will be administered by either: i) the Board, provided that each member of the Board consists of Non-Employee Directors; ii) a Committee consisting of at least two (2) Non-Employee Directors (the group that administers the Plan is referred to as the "Plan Administrator"); or iii) otherwise in compliance with Rule 16b-3 of the Exchange Act.

           (b) The Plan Administrator will have the power and authority to grant Rights to Eligible Persons. Pursuant to the terms of the Plan the following Rights may be granted: i) Stock Options (including Reload Stock Options); ii) Stock Appreciation Rights; iii) Purchase Rights; iv) Performance Rights; or v) any combination of the foregoing.

           (c) All decisions made by the Plan Administrator pursuant to the provisions of the Plan will be final and binding on the Company and the Participants.

           (d) The Board may, in its sole and absolute discretion, from time to time delegate any or all of its duties and authority with respect to the Plan to a Committee of not less than two (2) Non-Employee Directors to be appointed by and to serve at the pleasure of the Board. Once appointed, the Committee will continue to serve until otherwise directed by the Board.

           (e) From time to time, the Board may increase or decrease (to not less than two (2) members) the size of the Committee. In addition, the Board may add additional members, remove members (with or without cause), appoint new members in substitution and fill vacancies on the Committee, subject to the requirement that all members of the Committee must be Non-Employee Directors. Committee action will be taken pursuant to a vote of the majority of its members, whether present or not, or by the written consent of the majority of its members. However, if the Committee consists of two (2) members, the Committee must act pursuant to the unanimous vote or consent of its members. Minutes will be kept of all of its meetings and copies of the minutes will be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow rules and regulations for the conduct of its business.

                                   ARTICLE IV
                              STOCK SUBJECT TO PLAN

           Section 4.1 Common Stock Subject to the Plan. The total number of shares of Common Stock reserved and available for issuance under the Plan is 4,000,000 shares, subject to adjustment as provided in Article XI. This number includes the shares of Common Stock previously authorized under the Plan as originally approved by the Board. The Company will at all times reserve and keep available the number of shares of Common Stock sufficient to satisfy the requirements of the Plan. The reserved shares may consist, in whole or in part, of authorized but unissued shares or treasury shares. A maximum of 200,000 of the shares of Common Stock may be allocated to Incentive Stock Options.

           Section 4.2 Unexercised Rights. To the extent that any Rights expire or are surrendered, canceled or otherwise terminated without being exercised, the shares of

Common Stock related to such Rights will again be available for issuance in connection with future Rights under the Plan.

           Section 4.3 Limitation on Number of Shares Underlying Stock Options and SARs Granted to Any One Participant. To the extent required by applicable regulations of the U.S. Treasury Department promulgated under Section 162(m) of the Code, the maximum number of shares of Common Stock subject to Stock Options and SARs that may be granted to any one Participant pursuant to this Plan is 400,000, inclusive of all Stock Options and SARs that have been canceled, surrendered, or repriced.

                                   ARTICLE V
                                   ELIGIBILITY

           Section 5.1 Officers, employees, consultants and Directors of the Company who are responsible for or contribute to the management, growth or profitability of the business of the Company, the Parent or any Subsidiary will be eligible to be granted Rights, subject to limitations set forth in this Plan. The Participants under the Plan will be selected from time to time by the Plan Administrator, in its sole discretion, from among the Eligible Persons.

                                   ARTICLE VI
                                  STOCK OPTIONS

           Section 6.1 General. Stock Options may be granted alone or in addition to other Rights granted under the Plan. Any Stock Option granted under the Plan will be in such form as the Plan Administrator may from time to time approve. The terms and conditions of Stock Option grants need not be the same with respect to each Optionee. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Options.

           Section 6.2 Terms and Conditions of Stock Options. Each Stock Option granted pursuant to the Plan will be evidenced by a written Stock Option agreement between the Company and the Optionee. A Stock Option agreement will contain such terms and conditions as the Plan Administrator in its sole discretion approves, provided that the agreement complies with the Plan. Any Stock Option agreement will be subject to the terms and conditions of the Plan, including the following:

           (a) Number of Shares. Each Stock Option agreement will state the number of shares of Common Stock subject to the Stock Option. The number of such shares are subject to the limitations of Section 4.3 hereof.

           (b) Type of Option. Each Stock Option agreement will identify the portion of the Stock Option which constitutes an Incentive Stock Option, if any.


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


           (c) Exercise Price. Each Stock Option agreement will state the price at which the shares subject to the Stock Option may be purchased (the "Exercise Price"). The Exercise Price will be not less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the Date of Grant. However, in the case of an Incentive Stock Option granted to a Participant who is a Ten Percent Stockholder immediately before such grant the Exercise Price will not be less than one hundred ten percent (110%) of such Fair Market Value.

           (d) Value of Shares. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000) (or such other amount as may be specified under 422(d)(1) of the Code), such Options will be treated as Non-Qualified Stock Options.

           (e) Medium and Time of Payment. At the time of exercise, the Exercise Price will be paid in full, in cash or cash equivalent or, with the approval of the Plan Administrator, in shares of Common Stock which have been held by the Optionee for a period of at least six (6) calendar months preceding the date of surrender and which have a Fair Market Value equal to the Exercise Price, or in a combination of cash and such shares. At the discretion of the Plan Administrator, payment may be made in whole or in part with monies borrowed from the Company in accordance with Section 13.4.

           (f) Term and Exercise of Stock Options. After completion of any required period of employment or association specified in a particular Stock Option agreement, Common Stock Options will be exercisable over the exercise period specified in the related Stock Option agreement (including provisions regarding exercise in installments). Each Common Stock Option will be exercisable and will expire at such time as the Plan Administrator may determine, but not later than ten (10) years from the Date of Grant of the Stock Option. However, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the exercise period will be determined by the Plan Administrator, but will not exceed five (5) years from the Date of Grant. In addition, Stock Options will be subject to earlier termination as provided in Sections 13.5 and 13.6. A Stock Option which is currently exercisable may be exercised in full or in part, by giving written notice of the exercise to the Company.

           Section 6.3 Reload Stock Options.

           (a) From time to time, the Plan Administrator may grant Reload Stock Options to Participants. A Reload Stock Option may be an Incentive Stock Option or Non-Qualified Stock Option depending on the type of Stock Option previously granted to the participant and being adjusted by the Reload Stock Option. The Optionee will have the right to retain the previously granted Stock Option or to exchange it for the Reload Stock Option. The Optionee must make this election within forty-five (45) days from the Date of Grant of the Reload Stock Option. The Reload Stock Option will be for the same


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

number of shares of Common Stock underlying the Stock Option surrendered for exchange by the Participant.

           (b) The Reload Stock Option will be subject to all terms and conditions contained in the Plan and the Stock Option agreement relating to the Stock Option exchanged for the Reload Stock Option, provided however, that: i) the exercise price of the Reload Stock Option will be determined with regard to the Fair Market Value of the Common Stock at the date of grant of the Reload Stock Option; ii) the six (6) month holding period set forth in Section 13.9 will commence upon the Date of Grant of the Reload Stock Option; and iii) the required period of employment prior to exercisability and the vesting schedule imposed with respect to the exchanged Stock Option will both be measured from the Date of the Grant of the Reload Stock Option. The Plan Administrator will have the right to determine a new vesting schedule for the Reload Stock Option.

                                  ARTICLE VII
                            STOCK APPRECIATION RIGHTS

           Section 7.1 General.

           (a) The Plan Administrator will have the right to grant a Stock Appreciation Right or "SAR" alone or in addition to other Rights granted under the Plan. Any Stock Appreciation Right granted under the Plan will be in such form and will contain such terms and conditions which are consistent with the Plan. The terms and conditions of the grant of Stock Appreciation Rights need not be the same with respect to each Grantee.

           (b) Each Stock Appreciation Right or SAR granted pursuant to the Plan will be evidenced by a written SAR agreement between the Company and the Grantee, which agreement will comply with and be subject to the following terms and conditions of this Article VII. Each agreement will state the number of SARs granted pursuant to the agreement. The number of shares to which the SARs relate is subject to the limitations of Section 4.3 hereof.

           Section 7.2 Stock Appreciation Rights Included in Stock Options.

           (a) Stock Appreciation Rights may be included in any Stock Option, thereby enabling the Grantee to exercise either the Stock Option or the SAR, or any combination thereof, with respect to all or a portion of the shares of Common Stock which the Stock Option and the SAR relate. If SARs are included in Stock Options, upon the exercise of the SAR (or a portion of it), a Grantee will surrender the Common Stock Option (or a portion of it) which is then exercisable and receive in exchange an amount equal to the excess of the Fair Market Value of the Common Stock covered by the Stock Option surrendered, or a portion of it, determined on the date prior to surrender, over the aggregate Exercise Price of the Stock Option surrendered or portion of it.


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


           (b) Stock Appreciation Rights included in Stock Options: i) will have a term no later than the term of the underlying Stock Option; ii) may be for no more than one hundred percent (100%) of the difference between the Fair Market Value of a share of the Common Stock at the time the Stock Appreciation Right is exercised and the Exercise Price of the underlying Stock Option; iii) are transferable only when the underlying Stock Options are transferable, and under the same conditions; and iv) may be exercised only when the underlying Stock Option is eligible to be exercised.

           Section 7.3 Stock Appreciation Rights Not Included in Stock Options.

           (a) As previously set forth, Stock Appreciation Rights may be granted alone. The grant to a Participant of a Stock Appreciation Right that is not included in a Stock Option will entitle the Grantee to an amount equal to the excess of the Fair Market Value of a share of Common Stock as of the date of exercise of the Stock Appreciation Right over the Fair Market Value of a share of Common Stock as of the Date of Grant of the Stock Appreciation Right.

           (b) The Plan Administrator will determine the term of a Stock Appreciation Right which is not included in a Stock Option. However, the term may not exceed ten (10) years from the Date of Grant of the Stock Appreciation Right. In its discretion, the Plan Administrator may provide that portions of the SAR may become exercisable at intervals throughout the term.

           Section 7.4 Termination and Exercise.

           (a) Upon the exercise of a SAR included in a Stock Option, the Stock Option related to such SAR ("Related Stock Option") will cease to be exercisable to the extent of the shares of Common Stock with respect to which such SAR is exercised. However, the Stock Option will be considered to have been exercised to that extent for purposes of determining the number of shares available for the grant of further Rights pursuant to the Plan. Upon the exercise or termination of a Related Stock Option, the SAR granted in tandem with such Related Stock Option will terminate to the extent of such exercise or termination. Any grant of Stock Appreciation Rights will be subject to earlier termination as provided in Sections 13.5 and 13.6 of this Plan. SARs which are currently exercisable may be exercised in whole or in part, by giving written notice of such exercise to the Company.

           (b) Upon exercise of Stock Appreciation Rights, the Plan Administrator may pay the Participant in shares of Common Stock valued at Fair Market Value, in cash, or partly in cash and partly in shares of Common Stock, as the Plan Administrator determines in the exercise of its sole discretion.

           (c) Notwithstanding the provisions of this Section 7, no SAR may vest in a period shorter than six (6) months following its Date of Grant.

           (d) Notwithstanding the provisions of this Section 7 or the related SAR agreement to the contrary, any Grantee who at the date of the exercise of an SAR (or any portion thereof) is an officer or Director of the Company within the meaning of Section 16(b) of the Exchange Act (a "Section 16(b) Person"), may only make an election to receive cash in complete or partial settlement of an SAR and the related exercise of the SAR for cash during the period beginning on the third business day following the date of release for publication of the quarterly and annual summary statements of sales and earnings of the Company and ending on the twelfth (12th) business day following such date (the "Window Period"). The foregoing does not authorize the Participant to make an election regarding the form of payment. Such election will be at the sole discretion of the Plan Administrator, as set forth in Section 7.4(b) above.

                                  ARTICLE VIII
                                 PURCHASE RIGHTS

           Section 8.1 General. Purchase Rights may be granted alone or in addition to other Rights under the Plan. Purchase Rights will be exercisable for a term determined by the Plan Administrator. However, the term may not exceed ten (10) years from the Date of Grant. Each sale of Common Stock under this
Article VIII will be evidenced by a Stock Purchase agreement between the Participant and the Company in the form from time to time adopted by the Plan Administrator. The Stock Purchase agreement will contain such terms and conditions which the Plan Administrator deems appropriate and which are consistent with the Plan. The provisions of the various Common Stock Purchase agreements entered into under the Plan need not be identical.

           Section 8.2 Terms and Conditions of Purchase Rights. A Stock Purchase agreement between the Company and the Participant will contain the following terms and conditions:

           (a) Number of Shares. Each Stock Purchase agreement will state the number of shares of Common Stock which may be purchased pursuant to that agreement.

           (b) Purchase Price. Each Common Stock Purchase agreement will state the price at which the Common Stock subject to such purchase agreement may be purchased (the "Purchase Price"). However, the Purchase Price will not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant.

           (c) Medium and Time of Payment. The Purchase Price must be paid in full, at the time of exercise, in cash or cash equivalent. With the approval of the Plan Administrator, payment may be made with shares of Common Stock which have been held by the Participant for a period of at least six (6) calendar months preceding the date of surrender and which have a Fair Market Value equal to the Purchase Price or in a combination of cash or cash equivalent and such shares. At the discretion of the Plan Administrator, payment may be made in whole or in part with monies borrowed from the Company in accordance with
Section 13.4 of the Plan.


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


           (d) Incentive Period. A Participant's liability on the principal and interest under a promissory note issued pursuant to 8.2(c) above, may be forgiven by the Company, in whole or in part, in accordance with a formula based on achievement during the Incentive Period of performance goals. Performance goals established for each Participant may vary. For example, the goals may relate to cumulative earnings per share of Common Stock; weighted average return on assets; return on invested capital; earnings before interest, taxes, depreciation and amortization or such other objective and verifiable performance goals as may be established by the Plan Administrator on the Date of the Grant. The Incentive Period will be determined by the Plan Administrator, but will not be less than two (2) fiscal years from the Date of Grant. Notwithstanding any provision in this Article VIII to the contrary, the performance goals and the Incentive Period will be determined by the Plan Administrator in compliance with
Section 162(m) of the Code and the final regulations promulgated by the U.S. Treasury Department thereunder to the extent required thereby. The Stock Purchase agreement may also contain restrictions on distribution as set forth in
Section 13.1 and will prohibit the sale or other disposition of Common Stock received upon the exercise of any Purchase Right during the applicable Incentive Period.

           Section 8.3 Termination of Employment. If a Participant's employment with the Company is terminated (except for a Special Terminating Event), liability on a promissory note payable to the Company pursuant to Section 8.2(c) will be automatically accelerated. In addition, in the event of a Voluntary Termination which occurs during the Incentive Period, the Company will have the option to repurchase the shares of Common Stock at the lower of either: i) the cash price paid by Participant; or ii) the Fair Market Value of the Common Stock at the time of such Voluntary Termination.

                                   ARTICLE IX
                               PERFORMANCE RIGHTS

           Section 9.1 Performance Rights.

           (a) The Plan Administrator may award Performance Rights alone or in addition to other Rights granted under the Plan. Each Performance Rights agreement will specify a goal or goals for the performance of the Company or of a particular business or management unit. Notwithstanding any provision in this
Article IX to the contrary, performance goals will be determined by the Plan Administrator in compliance with Section 162(m) of the Code and the final regulations promulgated by the U.S. Treasury Department thereunder, to the extent required thereby. Such goal or goals may differ with respect to each Grantee. The Incentive Period will be determined by the Plan Administrator, but will be not less than two (2) fiscal years from the Date of Grant. However, no more than one (1) Performance Right awarded to a Grantee may become payable in a single fiscal year. No payment may be made with respect to any Performance Right prior to the expiration of the applicable Incentive Period. The Plan Administrator will have sole discretion to determine whether the payment to a Grantee with respect to a Performance Right will be made in cash, in shares of Common Stock, or by a combination of cash and shares of Common Stock. In the event that no action is taken by the Plan Administrator to determine the method of payment, the amount due will be paid in shares of Common Stock.

           (b) Performance Rights issued at different times may contain different types of performance goals. For example, the goals may relate to cumulative earnings per share of Common Stock; weighted average return on assets; return on invested capital; earnings before interest, taxes, depreciation and amortization or such other objective and verifiable performance goals as may be established by the Plan Administrator on the Date of Grant. A Performance Right agreement will provide for the payment to the Grantee of a specific, predetermined amount if a particular goal or goals are achieved or based on the degree of improvement in the performance of the Company or the applicable business or management unit. No payment will be made to a Grantee unless the minimum level of performance specified in a Performance Right agreement is achieved.

           (c) The amount actually paid to any Grantee pursuant to any single Performance Right, regardless of the terms of the Performance Right agreement, may not exceed one hundred twenty-five percent (125%) of the Grantee's highest annual base compensation for the final fiscal year in the Incentive Period.

           (d) In the event that a payment is made to a Grantee pursuant to a Performance Right (in whole or in part) in the form of shares, the shares of Common Stock will be valued at their Fair Market Value on the last day of the Incentive Period.

           (e) Notwithstanding the provisions of this Section 9 or any Performance Right agreement, any Grantee who is a Section 16(b) Person at the date that payment is made with respect to a Performance Right deemed to be a "derivative security related to an equity security" within the meaning of Rule 16b-3(e) of the Exchange Act, may only make an election to receive cash in complete or partial payment of such Performance Right and the related exercise of such Performance Right during the Window Period. The foregoing does not authorize the Participant to make an election regarding the form of payment. Such election will be at the sole discretion of the Plan Administrator as set forth in Section 9.1(a) above.

ARTICLE X
                      MANDATORY GRANTS TO OUTSIDE DIRECTORS

           Section 10.1 Grants. Notwithstanding any other provision of this Plan, mandatory grants of Stock Options to Directors who are not also employees or officers of the Company will be made in accordance with and be subject to the following limitations of this Article X:

           (i) Effective on the Initial Date of Grant (as defined in Section
     10.2 hereof), and every year thereafter on the date of the Company's Annual Meeting of Shareholders, the Board of Directors will grant to each Director of the Company who is not also an employee or officer of the Company, a ten-year Non-Qualified Stock Option under this Plan to purchase ten thousand (10,000) shares of Common Stock.

           (ii) All Stock Options granted to Directors under this Article X will be exercisable at an Exercise Price equal to 100% of the Fair Market Value of a share of Common Stock on the Date of Grant. For purposes of this
     Article X, the Date of Grant of each such Stock Option will be the date upon which such Stock Option is required to be granted pursuant to Subsection 10.1(i) hereof.

           (iii) All Stock Options granted to Directors under this Article X will become exercisable at the rate of 20% per year on the anniversary of the Date of Grant.

           (iv) Unless otherwise provided in the Plan, all provisions regarding the terms of Non-Qualified Stock Options will be applicable to the Stock Options granted to Directors under this Article X. Specifically Section
     13.7 (Nontransferability of Rights) and Section 13.9 (Six Month Holding Period) are hereby incorporated by reference.

           Section 10.2 Initial Date of Grant. For purposes of this Article X, the Initial Date of Grant shall be determined as follows:

           (i) With respect to Directors that were members of the Board on June 10, 1999, the Initial Date of Grant shall mean June 10, 1999.

           (ii) With respect to Directors elected or appointed to the Board after June 10, 1999, the Initial Date of Grant shall mean the date such Director is elected or appointed to the Board.

           Section 10.3 Amendment. Notwithstanding any other provision of this Plan, the provisions regarding mandatory grants to Directors may not be amended more than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

                                   ARTICLE XI
                 ADJUSTMENTS AND EFFECT OF CERTAIN TRANSACTIONS

           Section 11.1 Adjustments.

           (a) The existence of outstanding Rights will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights of the Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

           (b) The Company may effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation for it in cash, services or property. In such event, the following will apply: i) the number, class and per share price of shares of Common Stock subject to outstanding Rights under this Plan will be appropriately adjusted in a manner as to entitle a Participant to receive upon exercise of a Right, for the same aggregate cash consideration, the same total number and class or classes of shares the Participant would have received had the Participant exercised his or her Right in full immediately prior to the event requiring the adjustment; and ii) the number and class of shares then reserved for issuance under the Plan will be adjusted by substituting for the total number and class of shares of stock then reserved the number and class or classes of shares of stock that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment.

           Section 11.2 Effect of Certain Transactions.

           (a) In the event that the Company merges or consolidates with another corporation, whether or not the Company is a surviving corporation, or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets while unexercised Rights remain outstanding under the Plan, the Plan Administrator will have the right to make one or more of the following adjustments: i) after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of an outstanding Right may be entitled, upon exercise of a Right, to receive, in lieu of shares of Common Stock, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of shares of Common Stock equal to the number of shares as to which the Right may be exercised; ii) any limitations or vesting periods set out in or imposed pursuant to this Plan may be waived or accelerated, so that all Rights will be exercisable in full from and after a date specified by the Plan Administrator; or iii) all outstanding Rights may be canceled by the Plan Administrator as of the effective date of any merger, consolidation, liquidation, sale or other disposition.

           (b) Except as expressly provided in this Plan, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for shares, or upon conversion of shares or obligations of the Company convertible into shares or other securities, will not affect the number or price of shares of Common Stock then subject to outstanding Rights.

                                  ARTICLE XII
                            AMENDMENT AND TERMINATION

           Section 12.1 General.

           (a) The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation will be made: i) which would impair the rights of the Participant under any Right previously granted without such Participant's consent; or ii) without the approval of the stockholders of the Company as set forth in Section 1.2 hereof, which would: (1) materially increase the total number of shares of Common Stock reserved for the purposes of the Plan, except as provided in Article X, (2) materially increase the benefits accruing to Participants or Eligible Persons under the Plan; or (3) materially modify the requirements for eligibility under the Plan. Notwithstanding the foregoing, no amendment which would increase the number of shares of Common Stock allocable to Incentive Stock Options may be made without the approval of the stockholders of the Company.

           (b) Subject to the terms and conditions of the Plan, the Plan Administrator may amend the terms of any Rights theretofore granted, prospectively or retroactively, provided that such amendment does not impair the rights of any holder without his or her consent.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

           Section 13.1 General Restrictions.

           (a) The Plan Administrator may require each Participant purchasing shares of Common Stock pursuant to the Plan to represent to, and agree with, the Company in writing that such person is acquiring such shares without a view to distribution thereof. The certificates for such shares may include any legend which the Plan Administrator deems appropriate to reflect any restrictions on transfer.

           (b) All certificates for shares of Common Stock delivered under the Plan will be subject to: i) such stop transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules; ii) regulations and other requirements of the SEC, any stock exchange regulations upon which the Common Stock is then listed; and iii) any applicable federal or state securities laws. The Plan Administrator may place a legend on any such certificates to make appropriate reference to such restrictions.

           Section 13.2 Other Compensation Arrangements. Nothing contained in this Plan will prevent the Board from adopting other or additional compensation arrangements, subject to Stockholder approval, if such approval is required.

           Section 13.3 Tax Withholding.

           (a) The Plan Administrator will require the Participant to pay any sums required by federal, state, or local tax law with respect to the grant or exercise of a Right hereunder. If the Participant is required to pay the sum to the Company, payment in cash or by check of such sums must be delivered within ten (10) days after the date of exercise.

           (b) As an alternative to requiring payment as set forth in Paragraph 12.3(a) above, the Company or any Subsidiary will be entitled to deduct from the salary or other compensation payable to a Participant such sums required by federal, state and local tax law with respect to the grant or exercise of a Right.

           (c) The Company will have no obligation upon exercise of any Right, until payment has been received by the Company for all sums due with respect to such exercise, including taxes. Each Participant is responsible for seeking independent counsel regarding the existence of the tax or the amount which the Company is required to withhold.

           Section 13.4 Loans.

           (a) The Company may make loans to Grantees, as the Plan Administrator in its discretion may determine in connection with the exercise of Stock Options and Purchase Rights granted under the Plan. Such loans will: i) be evidenced by promissory notes entered into by the holders in favor of the Company; ii) be subject to the terms and conditions set forth in this Section 13.4 and such other terms and conditions, consistent with the Plan, as the Plan Administrator will determine; and iii) bear interest, if any, at such rate as the Plan Administrator determines. In no event may the principal amount of any such loan exceed the Exercise Price or the Purchase Price less the par value of the shares of Common Stock covered by the Stock Option or Purchase Right, or portion thereof, exercised by the Grantees.

           (b) Subject to the terms and conditions of the Plan, the Plan Administrator will determine: i) the term of the loan; ii) the schedule of payments of principal and interest under the loan; iii) the extent to which the loan is to be with recourse against the holder with respect to principal and applicable interest; and iv) the conditions upon which the loan becomes payable in the event of the holder's termination of employment. However, the term of the loan, including extensions, will not exceed ten (10) years. Unless the Plan Administrator determines otherwise, when a loan is made, shares of Common Stock having a Fair Market Value equal or greater to the principal amount of the loan will be pledged by the holder to the Company as security for payment of the unpaid balance of the loan. Such pledge will be evidenced by a pledge agreement, the terms of which will be determined by the Plan Administrator, in its discretion. Each loan must comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

           Section 13.5 Termination of Employment. Except as provided in this
Section 13.5, no Right may be exercised unless the Rights holder is currently a Director or Employee of the Company or any Parent or Subsidiary, or rendering services as a consultant to the Company or any Parent or Subsidiary, and unless he or she has remained continuously so employed since the Date of Grant. If the employment or services of a Rights holder are terminated (other than by reason of a Special Terminating Event), all Rights previously granted to the Rights holder which are exercisable at the time of such termination may be exercised for the period ending three (3) months after such termination, or such shorter period as may be provided in the Rights agreement. However, no Right may be exercised following the date of its expiration. Nothing in this Plan or in any Rights agreement pursuant to the Plan will confer upon an employee any right to continue in the employ of the Company or any Parent or Subsidiary.

           Section 13.6 Special Terminating Events. If a Special Terminating Event occurs, all Rights granted to such Rights holder which are exercisable at the time that such event occurs may, unless earlier terminated in accordance with their terms, be exercised by the Rights holder or by his or her estate or by a person who acquired the right to exercise such Right by bequest or inheritance or otherwise by reason of the death or Disability of the Rights holder, at any time within one (1) year after the date of the Special Terminating Event.

           Section 13.7 Nontransferability of Rights. Rights granted under the Plan will not be transferable by a Participant: i) except by will or by the laws of descent and distribution; or ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or rules thereunder. During the lifetime of a Participant, a Right may be exercised only by the Rights holder or by his or her guardian or legal representative.

           Section 13.8 Regulatory Matters. Each Rights agreement will provide that no shares will be purchased or sold thereunder, unless and until any then applicable requirements of the state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

           Section 13.9 Six (6) Month Holding Period. A Participant is prohibited from selling or otherwise disposing of shares of Common Stock received upon the exercise of any Stock Option, Stock Appreciation Right or Purchase Right, or upon payment pursuant to a Performance Right, within six (6) months from the date any such Right is granted.

           Section 13.10 Delivery. Upon exercise of a Right granted under this Plan, the Company will issue Common Stock or pay any amount due within a reasonable period of time thereafter. Subject to any statutory obligations the Company may otherwise have, for purposes of this Plan, sixty (60) days will be considered a reasonable period of time.

           Section 13.11 Gender. When used in this Plan, words of one gender will include the other. Words used in the singular or plural will include the other.

           Section 13.12 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and will not be used in construing the terms of the Plan.

           Section 13.13 Governing Law. The provisions of this Plan will be construed, administered, and governed under the laws of the State of California and, to the extent applicable, the laws of the United States.

           Section 13.14 Written Agreement. Each Stock Option, Stock Appreciation Right, Purchase Right and Performance Right agreement will be subject to the terms and conditions of this Plan. Each agreement must be signed by the Participant and by either: i) a member of the Board (if the Board is then serving as the Plan Administrator); or ii) a member of the Committee (if the Committee is then serving as the Plan Administrator), on behalf of the Company. In the alternative, each agreement may be signed by either: i) the Chief Financial Officer; or ii) the Vice President of Finance; or iii) the Vice President of Legal and Business Affairs on behalf of the Company, upon authorization of Plan Administrator. Each agreement may contain other provisions that the Plan Administrator deems advisable, as long as such provisions are consistent with the terms and conditions of the Plan.

           Section 13.15 Rights as Stockholders. No Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved for this Plan or subject to any Right except as to such shares of Common Stock, if any, as will have been previously sold, issued or transferred to him or her.

           Section 13.16 Stockholder Approval. No shares of Common Stock will be issued pursuant to Rights granted hereunder without, among other things, compliance with the provisions of Section 1.2 regarding stockholder approval of the Plan.

                                  ARTICLE XIV
                                  TERM OF PLAN

           Section 14.1 No Right will be granted pursuant to the Plan on or after the earlier to occur of: i) March 11, 2009; or ii) the termination of the Plan by the Board pursuant to Article XI, but Rights theretofore granted may extend beyond that date.